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                                                                    EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 5, 1997, except for Note 15, as to which the date is May 1, 1998, in the Registration Statement (Form S-4) and related Prospectus of Tropical Sportswear Int'l Corporation for the registration of $100,000,000, 11% Senior Subordinated Notes due 2008.

     We also consent to the incorporation by reference therein of our report dated November 5, 1997, except for Note 15, as to which the date is May 1, 1998 with respect to the financial statement schedule of Tropical Sportswear Int'l Corporation for the years ended September 27, 1997, September 28, 1996 and September 30, 1995 included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


Tampa, Florida
August 17, 1998